EXHIBIT 99.3

December 13, 2011

Inuvo, Inc.

15550 Lightwave Drive, Suite 300

Clearwater, FL 33760

Attention:	Mr. Mitchell Tuchman
Chairman, Inuvo, Inc. Board of Directors

Dear Mr. Tuchman:

We hereby consent to the inclusion in the Registration Statement on Form S-4 filed on December 13, 2011 of Inuvo, Inc. (“Inuvo”) relating to the proposed merger of a wholly-owned subsidiary of Inuvo, Inc. with and into Vertro, Inc., a Delaware corporation, of our opinion letter, dated October 16, 2011, appearing as an annex to the joint proxy statement/prospectus which is a part of the Registration Statement, and to the references of our firm name therein. In giving such consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Patricia Bartholomew

Patricia Bartholomew

Managing Partner